Exhibit XII


                         CERTIFICATE OF DESIGNATIONS OF
                           Series A Preferred Stock of
                       Trump Hotels & Casino Resorts, Inc.
                            (a Delaware corporation)


     Pursuant to authority given by the Amended and Restated Certificate of Incorporation of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the "Corporation"), and Section 151 of the Delaware Corporation Law, the Board of Directors of the Corporation duly adopted the following recitals and resolutions on March 19, 2003:

     "WHEREAS, Article IV of the Amended and Restated Certificate of Incorporation of this Corporation provides for a class of its authorized shares known as "Preferred Stock," consisting of 1,000,000 shares, par value $1.00 per share, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Corporation (the "Board") is expressly authorized in Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to provide by resolution for the issuance of shares of Preferred Stock in one or more series, and to designate the powers and the relative rights and preferences of any such series; and

     WHEREAS, pursuant to its authority as aforesaid, this Corporation desires to create and provide for 1,500 shares of "Series A Preferred Stock" and to fix the powers and the relative rights and preferences of such Preferred Stock;

     NOW, THEREFORE, BE IT RESOLVED, as follows:

     1. Designation. A total of 1,500 shares of the Corporation's authorized Preferred Stock shall be designated as Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock").

     2. Dividends. The holders of Series A Preferred Stock shall not be entitled to any dividends and shall not participate in any dividends declared and paid on any other shares of capital stock of the Corporation.

     3. Liquidation Preference.(a) (i) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $10,000 for each outstanding share of Series A Preferred Stock (the "Liquidation Value").

         (ii) If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential Liquidation Value then payable to such holders, then the entire assets and funds of this Corporation legally available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential Liquidation Value each such holder is otherwise entitled to receive under this subsection.

     4. Voting Rights. The holder of each share of Series A Preferred Stock shall not have the right to vote, except where such right is required by law.

     5. Restrictive Legends. Certificates representing shares of Series A Preferred Stock shall include a legend to the effect that the transfer of such securities is restricted by applicable securities laws, and that further transfer thereof may not be made, other than pursuant to a registration statement under the Securities Act of 1933, as amended, unless, in the opinion of counsel to the Corporation, such transfer is permitted by such laws. Legends required by applicable casino gaming laws shall also be reflected on such stock certificates."

     IN WITNESS WHEREOF, I have executed this Certificate of Designations on behalf of the Corporation this 24th day of March, 2003.

                                           TRUMP HOTELS & CASINO RESORTS, INC.

                                           BY: /s/ Robert M. Pickus
                                              --------------------------------
                                              Name: Robert M. Pickus
                                              Title:  Executive Vice President